As filed with the Securities and Exchange Commission on June 25, 2010
                 Registration Statement No. ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Full Throttle Indoor Kart Racing Inc.
(Exact name of registrant as specified in its charter)

Colorado	7996	27-1494794
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Full Throttle Indoor Kart Racing Inc.	Richard Herrera
1780 S. Bellaire Street, Suite 835	90 Sylvestor Place
Denver, Colorado 80202	Highlands Ranch, Colorado 80129
(303) 221-7223	(303) 221-7223
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)	including area code, of agent for service)

Copies of communications to:

 Dennis Brovarone
Dennis Brovarone, Attorney at Law
18 Mountain Laurel Drive
Littleton, Colorado   80127
Telephone: (303) 466-4092

As soon as possible after this Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	3,500,000	$1.00	$3,500,000	$249.55

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may NOT sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated _____2010

PROSPECTUS

FULL THROTTLE INDOOR KART RACING INC.

3,500,000 SHARES OF OUR COMMON STOCK

This prospectus relates to the sale of up to 3,500,000 shares of common stock of Full Throttle Indoor Kart Racing Inc. We usually refer to Full Throttle Indoor Kart Racing Inc., as “”Full Throttle”.

No public market currently exists for our shares.   Our officers and directors will sell the shares without commission and may purchase shares in the offering.  After the effective date of this prospectus, we intend to advertise, through print notices, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at meetings and to our friends and relatives who are interested in Full Throttle as a possible investment.

Securities Offered:	Up to 3,500,000 Shares at $1.00 per Share in a minimum offering of 3,000,000 shares ($3,000,000) and a maximum offering of 3,500,000 shares ($3,500,000).

Offering Period:	One hundred and twenty days from the date of this prospectus period unless all Shares are sold. The company may extend the offering or may terminate earlier.

Terms of the Offering/Minimum Offering Escrow:	The Offering is being conducted by the officers and directors of Full Throttle, where lawfully permitted, on a best efforts basis. Sale proceeds shall be deposited with the Escrow Agent:

LAND TITLE GUARANTEE COMPANY
5975 Greenwood Plaza Blvd., Suite 125
Greenwood Village, CO 80111

Key Bank
ABA # 3070 7026 7                                                      Account   769681042982
Account Name: Land Title as Escrow Agent for Full Throttle Indoor Kart Racing Inc.

Proceeds will be released to Full Throttle upon receipt of the minimum offering proceeds or returned to the investor if the minimum offering has not been sold by the end of the offering period.  Interested investors will be provided subscription documents upon request.  Completed subscriptions should be returned to the Escrow Agent with payment for the Shares subscribed prior to the expiration of the Offering Period. Full Throttle also reserves the right to reject any subscription. Upon completion of the Offering, certificates for the Shares will be delivered to the Subscriber within 10 business days.   We will receive approximately $2,962,250 of net offering proceeds if the minimum offering is sold and approximately $3,462,250 if the maximum offering is sold.  We will use the net proceeds for development of our indoor kart racing business in the Denver metropolitan area as described herein.  No sales agents have been engaged and no commissions are expected to be paid on the offering.    More information is provided in the section titled “Plan of Distribution” on page 8.

Our common stock may be deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________,2010.

WHERE YOU CAN GET ADDITIONAL INFORMATION
We have filed with the Securities and Exchange Commission, 100 F Street, N.E. Washington, D.C. 20549, under the Securities Act of 1933 a registration statement on Form S-1 of which this prospectus is a part, with respect to the common shares offered hereby. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus and will not contradict the terms. You must review the exhibits themselves for a complete description of the contract or document.

In the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. You can obtain a copy of the Registration Statement from the Securities and Exchange Commission by mail from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's telephone number is 1-800-SEC-0330.

These SEC filings are also available to the public from commercial document retrieval services.

TABLE OF CONTENTS

Offering Summary	3

Risk Factors	4

Use of Proceeds	7

Determination of Offering Price	7

Dilution	8

Plan of Distribution	8

Description of Securities, Related Stockholder Matters	9

Legal Matters and Experts	9

Business of Full Throttle Indoor Kart Racing, Inc.	10

Management’s Discussion and Analysis / Plan of Operations	19

Directors and Executive Officers	20

Executive Compensation	23

Security Ownership of Certain Beneficial Owners and Managent	26

Disclosure of Commission Position on Indemnification	26

Financial Statements	F-1

OFFERING SUMMARY

The following is only a summary of the information, financial statements, and notes included in this Prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and notes to the financial statements before making an investment in Full Throttle.

OVERVIEW
Full Throttle Indoor Kart Racing Inc. will be an upscale, race themed entertainment venue, targeting adults 18 and older.  Full Throttle Indoor Kart Racing™ will offer patrons a total entertainment experience in which they can enjoy the realistic thrill of wheel to wheel racing as individuals, groups, racing leagues, charity events, customer entertainment, relationship building or teamwork events.

Full Throttle Indoor Kart Racing™ will be housed inside a climate controlled facility and will feature high performance go-karts with Formula 1 inspired and designed tracks utilizing computerized timing systems.  Corporate meeting rooms equipped with audio visual capability combined with a sports bar / snack bar will allow Full Throttle Indoor Kart Racing™ to distinguish itself from typical outdoor concession go-kart tracks or outdoor kart racing facilities.  Full Throttle’s business model is based upon indoor go-kart racing facilities developed in Europe and other parts of the world and is currently a relatively new and expanding market here in the United States.

Securities Offered:	Up to 3,500,000 Shares at $1.00 per Share in a minimum offering of 3,000,000 shares ($3,000,000) and a maximum offering of 3,500,000 shares ($3,500,000).

	Minimum Shares Buy: Minimum Buy Price:	10,000 shares $10,000

Offering Period:	One hundred and twenty days from the date of this prospectus period unless all Shares are sold. The company may extend the offering or may terminate earlier.

Terms of the Offering/Minimum Offering Escrow:
The Offering is being conducted by Full Throttle, where lawfully permitted, on a best efforts basis.   Sale proceeds up shall be deposited with the Escrow Agent:

LAND TITLE GUARANTEE COMPANY
5975 Greenwood Plaza Blvd., Suite 125
Greenwood Village, CO 80111

Key Bank
ABA # 3070 7026 7                                                      Account   769681042982
Account Name: Land Title as Escrow Agent for Full Throttle Indoor Kart Racing Inc.

 Proceeds will be released to Full Throttle Indoor Kart Racing™ upon receipt of the minimum offering proceeds or returned to the investor if the minimum offering has not been sold by the end of the offering period.  Interested investors will be provided subscription documents upon request.  Completed subscriptions should be returned to the Escrow Agent with payment for the Shares subscribed prior to the expiration of the Offering Period. Full Throttle Indoor Kart Racing™ also reserves the right to reject any subscription. Upon completion of the Offering, certificates for the Shares will be delivered to the Subscriber within 10 business days.   We will receive approximately $2,962,250 of net offering proceeds if the minimum offering is sold and approximately $3,462,250 if the maximum offering is sold.  We will use the net proceeds for development of our indoor kart racing business in the Denver metropolitan area as described herein.  No sales agents have been engaged and no commissions are expected to be paid on the offering.

See “Business of Full Throttle” on page 10 and “Plan of Distribution” on page 8.

RISK FACTORS

When considering the merit of this proposed business venture please consider carefully that the purchase of the common stock of Full Throttle Indoor Kart Racing™ (Full Throttle) involves a number of significant risks and other important factors, relating to investments in general and relating to the operational and other objectives of Full Throttle Indoor Kart Racing™.

Investment in the common stock of Full Throttle is speculative and involves a high risk of loss.  The common stock should be considered for purchase only by persons of substantial means who have no need for liquidity with respect to this investment and who can bear the economic risk of a total loss of their investment.

In considering the purchase of the common stock, prospective investors should consider the following risk factors:

RISKS RELATED TO OUR BUSINESS

Development Stage Company; No Operating History
Full Throttle is a new business.  Full Throttle’s operations are subject to all risks inherent in the establishment of a new business enterprise and the development and marketing of a new upscale entertainment facility.  The likelihood of the success of Full Throttle must be considered in light of the problems, expenses, complications, and delays frequently encountered in connection with the formation of a new business.  To date, Full Throttle has no working, operating locations and has generated no revenues.  In order to generate revenue, it will be necessary for Full Throttle to establish operations, market its entertainment offerings and commence operations.

Because Full Throttle has no operating history, it is difficult to predict the future performance of Full Throttle.
Full Throttle was incorporated in July 2009, has no operational facilities and, therefore, has limited operating and financial history available to help stockholders evaluate its past performance. Moreover, Full Throttle’s limited historical financial results may not accurately predict the future performance of Full Throttle. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. As a result of the risks specific to Full Throttle’s new business and those associated with new companies in general, it is possible that we may not be successful in implementing our business strategy.

Status of Project Development
Full Throttle has a fully developed business plan and has identified a number of potential locations for consideration for Full Throttle Indoor Kart Racing™.  Full Throttle is reviewing specific sites as to suitability and intends to approach the building owners with a letter of interest and a proposed lease structure.  There can be no assurance of acceptance of the proposed lease or approval of zoning at this time.  Furthermore, a final commitment to any lease, purchase of equipment and final presentations to city council pursuant to zoning approval is dependent upon the successful capitalization of the project.

We are dependent on our chief executive officer, the loss of whom could significantly harm our business and operations.
Full Throttle depends on the efforts of our President and Chief Executive Richard Herrera. The loss of Mr. Herrera would materially and adversely affect the business, financial condition and results of operations of Full Throttle.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures and our ability to select the right markets and media in which to advertise.
Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to:

o	locate and develop our facility;

o	create awareness of our facility;

o	identify the most effective and efficient level of spending in each market, media and specific media vehicle;

o	determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures;

o	effectively manage marketing costs (including creative and media) in order to maintain acceptable customer acquisition costs; and

o	select the right market, media and specific media vehicle in which to advertise.

The market for indoor kart racing is relatively new in the United States and competes with a multitude of recreational and entertainment options.  We may not be able to effectively drive market interest and acceptance.
A limited number of similar indoor kart racing businesses exist in the United States and information on their market acceptance and sales is limited.  However the market for recreational and entertainment options is well developed and highly varied.   We may not be able to attract customers to a new form of entertainment and effectively compete with multiple and long established competitors for entertainment. Most of our non-karting competitors have long operating histories, significantly greater existing user bases and financial and other resources than we do.

Entertainment expenditures by individuals are dependent on discretionary income.
An economic downturn may cause a reduction in discretionary income for our potential customer base.  As such, individuals and/or groups may not be able to, or willing to make entertainment related expenditures.

The use of our products and services involves product liability and other risks.
Like other companies that sell recreational activities, Full Throttle faces an inherent risk of exposure to liability claims if the activity results in illness or injury. The successful assertion or settlement of a claim or a significant number of insured claims could harm Full Throttle by adding costs to the business and by diverting the attention of senior management from the operation of the business. Full Throttle may also be subject to claims that its activities and products:

•	cause exposure to contaminants
•	are improperly labeled
•	have inadequate instructions or inadequate warnings

While we intend to obtain liability insurance, litigation, even if not meritorious, is very expensive and could also entail adverse publicity for Full Throttle, thereby reducing revenue and operating results.

Possible Injury or Death
Operating any motor vehicle involves some inherent risk. Operating a motorized vehicle in a competitive wheel to wheel racing format increases the exposure to injury to the participants. Injury or death could result in the event of an accident. Health ailments, whether known or unknown to the participant, could be triggered from the high intensity and the physical demands of the activity. These could result in injury or death. Pregnant individuals could risk complications to themselves and their unborn fetus, including death, as a result of their participation.

Company may not be Able to Obtain Insurance
Full Throttle may not be able to obtain liability insurance at favorable rates or may incur insurance requirements that may be financially prohibitive.  Until Full Throttle is adequately capitalized and has formed and then solicits for insurance quotes there is no certainty of obtaining coverage.

We may not successfully manage our growth.
Full Throttle’s success will depend upon the development and expansion of our operations and the effective management of our growth, which will place a significant strain on our management and administrative, operational, and financial resources. To manage this growth, should there be growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we were unable to manage our growth effectively, our business would be harmed.

Full Throttle Indoor Kart Racing™ may not be aware of potential competitors.
We are entering an open market where there is no exclusivity for concept or market area served.  There can be no assurance that other individuals or groups are not working on a similar project with the same or similar scope as Full Throttle Indoor Kart Racing™ with intentions to operate in the same market area.  In as much as there is no requirement for others to reveal their business plans with Full Throttle we may find that potential competitors are either planning to open operations or will be operational before Full Throttle Indoor Kart racing is operational or choose to enter the market at some time in the future.

Full Throttle may need additional financing to continue and grow operations. Such financing may not be available on acceptable terms.
 Full Throttle may need to raise additional funds to fund our operations or grow our business. Additional financing may not be available on terms or at times favorable to us, or at all.  If adequate funding is not available when required or on acceptable terms,  Full Throttle may be unable to continue and or grow its operations. In addition, such additional financing transactions, if successful, may result in additional dilution of our stockholders. They may also result in the issuance of securities with rights, preferences, and other characteristics superior to those of the common stock and, in the case of debt financings, may subject Full Throttle to covenants that restrict its ability to freely operate its business.

The location and facility is subject to local zoning.
Full Throttle may not be able to obtain zoning for operations.  Zoning for any location falls under local city or county governments.  Even with initial approval for use in a given location there can be no guarantee that zoning approval may be rescinded based on a determination that the location may have greater value to the community utilized by a business deemed to be a greater use.

The recreational activity industry is subject to governmental regulation that could increase in severity and hurt results of operations.
The recreational activity industry is subject primarily to state and local governmental regulation relating to the operation of facilities, employment, age restrictions and pollution control, including air emissions. If state, or local regulation of the industry increases for any reason, then Full Throttle may be required to incur significant expense, as well as modify its operations to comply with new regulatory requirements, which could harm operating results. Additionally, remedies available in any potential administrative or regulatory actions may require Full Throttle to refund amounts paid by all affected customers or pay other damages, which could be substantial.  Any such determination could have a material adverse effect on our business, financial condition and results of operations. Under environmental laws, we are exposed to liability primarily as an owner and operator of real property, and as such, we may be responsible for the clean-up or other remediation of contaminated property. Environmental laws and regulations can change rapidly and we may become subject to more stringent environmental laws and regulations in the future that may be retroactively applied to earlier events. In addition, compliance with more stringent environmental laws and regulations could involve significant capital investments.

Fuel cost could rise astronomically or rationing may occur.
Full Throttle intends to utilize internal combustion engines fueled with E85.  There is the possibility that fuel shortages may occur in the future that may escalate prices beyond Full Throttle’s ability to maintain profitability or rationing may create a scenario in which Full Throttle cannot economically operate its fleet to make a profit.

Cap and Trade on Release of Carbon could affect operations.
There is no known legislation or rules regarding this subject.  If a cap and trade policy is enacted we do not know as to how it will affect this industry.  The impact of potential carbon caps upon the indoor kart racing entertainment industry is unknown.

State issued vehicle operator’s license may become mandated by the state or insurance agencies.
State or insurance agencies could mandate that only individuals that have current state issued vehicle operators’ licenses will be allowed to operate karts.  If this requirement were to be implemented the income potential of Full Throttle could be impaired and result in lower income revenues and financial performance of Full Throttle.

Our business model is not protected by patents or registered copyrights and, as a result, our competitors may be able to copy our business model to compete against us.
We do not have any patents or exclusive licenses regarding our business model or the karts we intend to purchase.  All of our employees will enter into confidentiality agreements with us, pursuant to which they have agreed to keep confidential and not use our trade secrets except to our benefit. We will use appropriate copyright notices with our promotional materials. Despite these efforts, it may be possible for our competitors or customers to copy aspects of our business model.  This could have a material adverse effect on our business, financial condition, and results of operations.

There is no guarantee that Karts and repair parts will be available.
Full Throttle does not manufacture karts.  Complete units as well as service and repair parts will be sourced from companies specializing in the manufacture of Karts.  Our sources could cease manufacturing and both complete Kart units and repair parts could become unavailable or prohibitive in cost with no alternatives available in the marketplace.

RISKS ASSOCIATED WITH INVESTING IN OUR COMMON SHARES

There is no established trading market for our common shares, and there can be no assurance that an established trading market will develop.

If a trading market for our common shares does develop, trading prices may be volatile.
In the event that a trading market develops for our common shares, the market price of such shares may be based on factors that may not be indicative of future market performance. Consequently, the market price of our shares may vary greatly. If a market for our shares develops, there is a significant risk that our share price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

o	variations in our quarterly operating results;

o	announcements that our revenue or income/loss levels are above or below analysts’ expectations;

o	general economic slowdowns;

o	changes in market valuations of similar companies;

o	announcements by us or our competitors;

o	acquisitions, strategic partnerships, joint ventures or capital commitments.

Because we became public by means of a “self underwritten offering”, we may not be able to attract the attention of major brokerage firms.
Additional risks may exist since we will become public through a “self underwritten offering.”  Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common shares.  No assurance can be given that brokerage firms will want to assist us in establishing a public trading market or conduct any secondary offerings on behalf of our company in the future.

Our common shares may be considered a “penny stock” and may be difficult to sell.
The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our shares, if an active trading market develops, may be less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to the Commission’s rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our shares and may affect the ability of investors to sell their shares.

We are not required to meet or maintain any listing standards for our common stock to be quoted on the OTC Bulletin Board or in the Pink Sheets, which could affect our stockholders’ ability to access trading information about our common stock.
The OTC Bulletin Board and the Pink Sheets are each separate and distinct from the Nasdaq Stock Market and any national stock exchange, such as the New York Stock Exchange or the American Stock Exchange.   Although the OTC Bulletin Board is a regulated quotation service operated by the National Association of Securities Dealers (“NASD”), that displays real-time quotes, last sale prices, and volume information in over-the-counter (“OTC”) equity securities like our common stock, and although Pink Sheets’ Electronic Quotation Service is an Internet-based, real-time quotation service for OTC equities for market makers and brokers that provides pricing and financial information for the OTC securities markets, we are not required to meet or maintain any qualitative or quantitative standards for our common stock to be quoted on either the OTC Bulletin Board or in the Pink Sheets. Our common stock does not presently meet the minimum listing standards for listing on the Nasdaq Stock Market or any national securities exchange, which could affect our stockholders’ ability to access trading information about our common stock. Additionally, we are required to satisfy the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If we fail to do so, our shares may no longer be quoted on the OTC.

It is uncertain whether we will ever pay dividends
We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The future payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors, which the Board of Directors of Full Throttle may consider relevant.

The Company will have a staggered board and as such it would take time and may be difficult to change the board
The company has three classes of director.  Each class of director will hold a 4-year term.  Terms for each class of director commence and end in accordance with the following schedule. After which each class will have a 4-year term.

Class	Commencing	Term Ends
I	August 1, 2009	July 31, 2013
II	August 1, 2009	July 31, 2014
III	August 1, 2009	July 31, 2015

The members of the Board of Directors shall be elected at the annual meeting of shareholders and shall hold office until the end of their term at the next succeeding annual meeting, or until their successors shall be elected and shall qualify.

FORWARD-LOOKING STATEMENTS
Except for historical information, the information contained in this Prospectus contains “forward-looking” statements. These forward-looking statements include, but are not limited to, illustrative pictures from existing similar operations, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in the Prospectus that are not historical facts. When used in this Prospectus, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this “Risk Factors” section, our actual operating results and financial performance may prove to be very different from what might have been predicted as of the date of this Prospectus or the dates of our reports filed with the SEC, as the case may be. The risks described herein address some of the factors that may influence our future operating results and financial performance.

USE OF PROCEEDS

Full Throttle will utilize the proceeds from the sale of its common stock for the development, working capital and other corporate purposes of Full Throttle Indoor Kart Racing™.   Company will initiate execution of its business plan when the minimum ($3,000,000) to the maximum ($3,500,000) initial capitalization funding has been raised.

Start Up Expense Category	Minimum Offering ($3,000,000)	Full Offering ($3,500,000)
Business Permits, Insurance, Deposits and Licenses	$68,000	$68,000
Karts, Repair Parts, Maintenance Equip and Tools, Drivers Suits and Helmets	$420,000	$475,000
Track Preparation, Setup, Barrier System and Associated Equipment	$285,000	$356,000
Point of Sale, Timing and Scoring, Audio Video Equipment	$400,000	$400,000
Facilities Improvement, Restaurant Equipment, Counters, Signage and Décor	$1,000,000	$1,245,000
Web Site development, Advertising and Publicity	$65,000	$65,000
Contingency	$165,000	$211,000
Retail Display Fixtures and Inventory	$100,000	$150,000
Professional, Legal, Offering Expenses	$67,000	$67,000
Start Up Sub Total	$2,570,000	$3,037,000
Ongoing Operations Funding	$430,000	$463,000
Total Capitalization	$3,000,000	$3,500,000

DETERMINATION OF OFFERING PRICE

Our offering price was arbitrarily determined by Full Throttle Indoor Kart Racing™ based upon its capital requirements and not upon any objective standard or independent assessment of value.

DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share after the offering. Dilution results from the fact that the per share offering price is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares. The company has 1,600,000 shares outstanding.  Our net tangible book value attributable to shareholders as of May 31, 2010 was $92,924 or approximately $.06 per share. Audited net tangible book value per ordinary share as of May 31, 2010 represents the amount of total tangible assets less goodwill, acquired intangible assets net and total liabilities, divided by the number of shares outstanding.

If the minimum offering is sold, we will have 4,600,000 shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after May 31, 2010, will be approximately $3,095,228 or $.67 per share. This would result in dilution to investors in this offering of approximately $.33 per share or approximately 33% from the offering price of $1.00 per share. Net tangible book value per ordinary share would increase to the benefit of present stockholders by $.61 per share attributable to the purchase of the shares by investors in this offering.

If the maximum offering is sold, we will have 5,100,000 shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after May 31, 2010, will be approximately $3,595,228 or $.70 per ordinary share. This would result in dilution to investors in this offering of approximately $.30 per share or approximately 30% from the assumed offering price of $1.00 per share. Net tangible book value per share would increase to the benefit of present shareholders by $.64 per share attributable to the purchase of the shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering(1)	Maximum Offering(2)
Assumed offering price per share	$1.00	$1.00
Net tangible book value per share before the offering	$.06	$.06
Increase per share attributable to payments by new investors	$.61	$.64
Pro forma net tangible book value per share after the offering	$.67	$.70
Dilution per share to new investors	$.33	$.30

(1)	Assumes net proceeds from offering of 3,000,000 shares of $2,962,250.

(2)	Assumes net proceeds from offering of 3,500,000 shares of $3,462,250.

PLAN OF DISTRIBUTION

Our officers and directors will sell the common shares on a self-underwritten basis and will receive no discounts or commissions on the sale of common shares. Our officers and directors will deliver prospectuses to offerees who he believes might have interest in purchasing all or a part of this offering in accordance with all securities regulations and local laws.  Investor will complete a subscription agreement for the shares. Our officers and directors will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
2.	The person is not at the time of their participation, an associated person of a broker/dealer; and,
3.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. Our officers and directors and will not participate in the sale of securities of any issuer more than once every twelve months. Only after the SEC declares our registration statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us as a possible investment in the offering.

In order to buy shares you must complete and execute the subscription agreement and return it to the Escrow Agent, LAND TITLE GUARANTEE COMPANY, 5975 Greenwood Plaza Blvd., Suite 125, Greenwood Village, CO 80111.   Payment of the purchase price must be made by check payable to the order of Full Throttle Indoor Kart Racing Inc. The check may be delivered directly to the Escrow Agent at the above-mentioned address.   We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions or if we fail to sell the minimum number of Shares before the offering period expires will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Penny Stock Rules / Section 15(g) of the Exchange Act
Our shares may be considered penny stock covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above-described regulatory burdens.

DESCRIPTION OF SECURITIES and RELATED STOCKHOLDER MATTERS

We are authorized to issue up to 25,000,000 shares of our $0.0001 par value common stock. Each share is entitled to one vote on matters submitted to a vote of the shareholders. There is no cumulative voting of the common stock. The common stock shares have no redemption provisions nor any preemptive rights. Common Stock is entitled to receive dividends as and when declared by the board of directors.  Since inception no dividends have been declared and none are anticipated as of the date of this prospectus.  We are also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be set from time to time prior to issuance by the Board of Directors.

As of the date of this prospectus, there are 1,600,000 shares of common stock outstanding held by seven persons.  None of these shares are presently eligible for re-sale under Rule 144.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	0	N/A	100,000

LEGAL MATTERS

The validity of the common shares and other legal matters in connection with this offering with respect to Colorado law have been passed upon us by Dennis Brovarone, Esq., Littleton, Colorado.

EXPERTS

Our audited consolidated financial statements for the fiscal year ended May 31, 2010, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the reports of Cordovano and Honeck LLP, independent auditors, given on that firm’s authority as experts in auditing and accounting.

THE BUSINESS OF FULL THROTTLE INDOOR KART RACING

Full Throttle Indoor Kart Racing Inc. is a startup company.  Full Throttle Indoor Kart Racing Inc. is a Colorado Corporation and was formed July 10, 2009 and has only organizational activity to date.

This section of the Prospectus contains discussion, descriptions, examples and illustrative pictures that are ‘forward looking’ and do not reflect any actual location in operation under Full Throttle Indoor Kart Racing™ nor do they represent the actual final plans for any potential Full Throttle Indoor Kart Racing™ facility. The pictures used in this document are for illustrative purposes and as examples of design and operational elements similar to what Full Throttle Indoor Kart Racing™ anticipates but do not reflect actual operations, final results or final execution of its plans.

At Full Throttle Indoor Kart Racing™ We Help Individuals Feed Their Need For Speed! And Businesses Put the Pedal to the Metal!

COMPANY MISSION STATEMENT
To provide our guests, a unique and exciting entertainment experience in a race themed, upscale entertainment venue.

OUR VISION
Full Throttle Indoor Kart Racing™ is planned to be a race themed entertainment and event venue.  At Full Throttle Indoor Kart Racing™ individuals and groups can experience driving “Race” prepared, high performance Karts and racing others on a road race inspired indoor track as well as other entertainment activities.  We expect to make the business model scalable, repeatable and sustainable.  The development of programs, policies, procedures, people and management tools will facilitate the replication of this model to other locations. The company will develop and reinforce the Full Throttle Indoor Kart Racing™ brand.

Full Throttle Indoor Kart Racing™ will provide an alternative to event activities for businesses, charities, groups and individuals.

WHY INDOOR KART RACING
Indoor kart racing provides a theme for an entertainment facility.  Featuring wheel to wheel racing experience, as well as food and beverage service, meeting rooms, and other entertainment activities, Full Throttle is expected to attract individuals, groups, businesses, organizations, clubs and charities.

The rapidly growing popularity of auto racing (NASCAR, Formula 1, Indy Car, Car Club Road Racing, Open Track Driving Events sponsored by the Sports Car Club of America and National Auto Sport Association, brand specific Car Clubs (Ferrari, Porsche, BMW, Corvette, Mustang...), NHRA Drag Racing Events, Friday Night Amateur Drag Racing, and Drift Racing) speak to motor sports popularity.  However the cost of participating in these activities is prohibitive and the vast majority cannot afford to compete.

Indoor Kart Racing provides a venue in which individuals can participate in competitive wheel to wheel racing in a cost effective and controlled environment.  Karting is the starting point for many recreational and professional racers.  Almost every successful professional racing driver in the world today got their start in karting.

Professionals and armatures alike continue to utilize kart racing to practice and hone their skills because the dynamics of driving a race kart are amplified, more easily understood and often more readily practiced than in full-sized race vehicles at a fraction of the cost.

NATURE OF THE BUSINESS
Indoor Kart Racing (IKR) is based upon the popular indoor racing facilities developed in Europe and other parts of the world.  Indoor go-kart tracks are significantly more evolved over the concession go-kart tracks found in miniature golf and family entertainment venues, and are more entertainment oriented when compared to outdoor competition kart racing tracks.

There are the three primary types of kart racing facilities:

Concession Go Karts
These are not high performance vehicles.  Concession go-kart tracks are found at family entertainment facilities and operate at speeds typically ranging from 5 MPH on kiddy tracks to 25 MPH in entertainment concession karts.  They are intended for the general public to race as recreation and often allow young children to ride with adults in 2-seat cars.  Most concession go-kart tracks only require drivers to be a specified minimum height and do not require any additional safety equipment.  A concession go-kart could be an outdoor facility or housed indoors as part of a family entertainment facility.

Outdoor Competition Kart Racing Tracks
In general, outdoor competition kart racing tracks are primarily designed for the benefit of club racers that own their own high performance, race-prepared karts.  These individually owned and raced karts may compete at speeds in excess of 100 MPH on tracks of various configurations.  Outdoor race karts are truly specialized racing vehicles and are not intended for the casual participant.

The high-speed capability of these racing karts necessitates outdoor track designs to have long straight sections and curves designed to accommodate these high speeds.  These tracks are designed to allow for the exploration of the capability of full race prepared karts with trained and experienced drivers competing in sanctioned racing events.  In general, these locations are designed for, and utilized by, a dedicated racing community.  They most often do not have meeting rooms or alternative entertainment activities.  Any rental activity at these locations is usually supplemental income and not the primary purpose intended for the track.

In general, in order to provide for an exhilarating rental racing experience on these high-speed race tracks, operators may find it necessary to provide rental karts that can achieve speeds which may not be appropriate for customers that are not experienced racers.  This may be intimidating to some potential participants.  In addition, this may impact the desirability of corporate customers to utilize these facilities for group events.

In addition, outdoor facilities often face the challenges of noise ordinances, weather, seasonality and daylight.   In combination, these factors can impact the ability to maximize revenues from rental activities.

“European Style” Indoor Kart Racing – IKR
Housed inside a climate controlled facility, European style Indoor Kart Racing tracks feature high performance karts with Formula 1 inspired and designed tracks with computerized timing systems.  Combined with a sports bar / snack bar or restaurant and corporate meeting rooms equipped with audio visual capability, and other entertainment activities, Indoor Kart Racing facilities differentiate themselves from the typical outdoor concession track or outdoor kart racing facilities.

Indoor tracks provide the customer with a racing experience using short and technical tracks.  Track design incorporates short straights and demanding cornering.  With the shorter straights you are able to gear the kart for quick acceleration.  The high cornering capabilities of these karts can now be explored with the tight track layout and demanding turns.  Therefore, by achieving the perception of speed at lower velocities, the indoor kart racing experience becomes inherently safer.

A key differentiation between typical outdoor tracks and indoor kart racing facilities is the fact that indoor tracks do not have risks associated with weather and other elements.  Corporate and group events using indoor racing facilities are able to schedule an event without the fear of their event being interrupted or canceled due to weather.  Indoor tracks also have the advantage of being able to run extended business hours and offer a consistent environment.

Indoor venues with meeting facilities featuring audio and visual capability allow groups to plan and hold meetings, events, conventions and team building activities.  Indoor karting also provides the ability to hold special events, professional meetings and / or parties while providing the customer with a clean, professional environment.

There are estimated to be 800 European style indoor kart-racing facilities worldwide.  Approximately 600 of these locations are in Western Europe. These facilities are so popular, the Netherlands, with a population of only 17.5 million, is estimated to have 50 indoor racing facilities and in Great Britain there are estimated to be 48.  Indoor kart racing continues to expand into South America, Asia and the Middle East.  In the United States, indoor kart racing is still in the early stages of development were today there are estimated to be only 81 tracks reflecting the European Indoor Kart Racing model.

EXISTING TRACKS - US MARKET
The company knows of 81 “European Style” Indoor Kart Racing facilities in the United States not including Full Throttle Indoor Kart Racing™.  At this time the areas of greatest expansion and activity are on the East and West Coasts.  For the most part, these tracks are made up of independent operators.  Currently the company knows of only nine operators that have more than one facility.  There are some good individual operators, and some are trying to develop a franchise formula, but to date none has established market or brand name dominance in the United States.  As of May 1, 2010, only one operator has established more than three operations within any single state.

FACILITIES AND TRACK
Full Throttle Indoor Kart Racing™ has broken down the industry into three levels of facilities.

“Tier One”: These operations are full multi-activity centers that have extensive video arcades, pool tables rooms, multiple meeting rooms, full service bar and restaurant, retail product sales areas and one or two race tracks.  Initial Investment for these locations is estimated to be between $2.5 and $5 Million for build out, equipment and start up expenses.  Building and land are not included in this estimate.

“Tier Two”: In the second tier you will find the vast majority of operators.  This segment typically has meeting rooms, some video games, pool tables and a light restaurant or limited-item snack bar.  Some locations may also serve beer and wine.  Corporate events are usually catered by outside providers.  Initial investment requirements for tier-two facilities are estimated to range from $1.5 Million to $2.5 Million for build out, equipment and start up expenses.  Building and land are not included in this estimate.

“Tier Three”: At this level you will find smaller basic indoor race tracks with limited facilities.  Vending machines and a few arcade games are common.  Well-outfitted meeting rooms for corporate events, snack bars or other upscale amenities are rare.

It is the intent of Full Throttle Indoor Kart Racing™ to develop a Tier One operation.  We expect our facility size could be up to approximately 100,000 sq ft.  The exterior and entrance of the building will be designed to provide a focal point for signage that readily communicates the brand and activity at the facility. The structure will contain enough floor space to accommodate a minimum of one track and possibly two tracks. The track will be designed to emulate road race courses with technical corners and passing areas.  The track design is intended to accommodate beginners as well as the most experienced enthusiasts.

Anticipated Facilities plan:
o	Track Area
o	Lobby
o	Video arcade and game table area (billiards, foosball, etc.)
o	Snack bar/coffee shop or full service restaurant
o	Meeting and Board Room amenities with audio visual capability
o	Wireless and cable access
o	Flat Screen TVs for watching racing and other sports events
o	General operations office space
o	Kart maintenance and storage area
o	Men’s and women’s restrooms
o	Orientation room
o	Drivers suit dressing rooms and locker area
o	Retail sales area

The build out plan is to have two distinct areas of the facility.  The climate controlled lobby, meeting rooms, snack/bar area, locker rooms, driver orientation rooms and track viewing areas will be separate from the track.  The track area will have its own supplemental air filtration and air exchange systems.

MARKETS

Full Throttle Indoor Kart Racing™ target markets include a wide range of potential customers, including walk in and repeat rentals “arrive and drive”, corporate and group event guests.  We intend to target clientele that will be attracted to the Full Throttle Indoor Kart Racing™ venue. The following is a list of possible activities or events for individuals, businesses, organizations and charities that will be targeted by Full Throttle Indoor Kart Racing™:

Sales Meetings	Customer Appreciation Activities	Conferences
Product Launches	Employee Morale Events	Team Building Events
Company Events	Charity Events and Fund Raisers	Promotions
Car clubs and associations	Police Athletic League	Conventions
Chamber of Commerce	Event Planners and Coordinators	Mentor Presentations
Sales Training Organizations	Adventure and Encounter Groups	Leads Groups
Bar and Bat Mitzvah’s	Bachelor and Bachelorette Parties	Racing Leagues

ENTERTAINMENT ACTIVITY OFFERINGS

The primary entertainment activity and subsequently the primary income source for Full Throttle Indoor Kart Racing™ is the rental of high performance karts where individual and groups can race each other on the track at the same time.   Full Throttle Indoor Kart Racing™ intends to also provide alternative on-site, revenue generating, entertainment activities.

Game table rentals (billiards, foosball, etc.) are a very common complementary activity offered at indoor kart racing facilities.  It is anticipated that we’ll have a dedicated area for use as a game table room.  The game table room could also be equipped with flat panel TV screens for televising sports events.   Patrons will be allowed to purchase food and drinks and consume them in the game table room.

Full Throttle Indoor Kart Racing™ intends to have an arcade area.  The company does not intend to own the various arcade games offered to the patrons.  It is the intent of the company to enter into a revenue share agreement with a supplier of video and arcade games.  A variety of interactive multiple participant racing oriented games, as well as other sports and adventure games oriented toward teen plus age groups, can provide many activities for patrons to use between races.  It is not the intent of Full Throttle Indoor Kart Racing™ to have games targeted at youth and juvenile participants.

INCOME SOURCES
The income sources for Full Throttle Indoor Kart Racing™ are expected to include:
o	Track memberships
o	Kart Race Rentals
o	Food and beverage
o	Video arcade and game table rentals
o	Meeting room rentals for events
o	Retail product sales
o	Sponsorships / Advertising

Track Memberships
The selling of memberships represents a potential income opportunity.  In general, indoor kart racing operations sell a membership to induce increased participation by allowing members to purchase races at a lower price.  The advantage to the company is an additional income sector that facilitates members becoming repeat guests.  This helps to develop brand preference and repeat behavior.

The company may elect to offer various membership levels with different attributes.

Karting Race Rentals
o	Arrive And Drive
The ‘Arrive and Drive’ customer is a walk in customer that is looking to participate for recreational purposes.  The customer may have become aware of Full Throttle Indoor Kart Racing™ from any of a variety of advertising methods.  They could have also attended a prior corporate, group or charity fund raising event held at the facility.  Adult arrive and drive races are at their greatest activity level in the evenings and weekends.

o	Adult League Races
League racers are often the most dedicated participants.  They tend to have the highest expectations for the kart maintenance and preparation and often are the most repetitive customers.  Leagues will enable Full Throttle Indoor Kart Racing™ to book races during the week at times that have lower activity periods.  League races can be team based or individual competition.  League races can be organized into multiple classes in order to facilitate and stimulate participation and competition.  Classes can be based on weight, age, gender (men’s, women’s and coed) or skill level.

League participants will be required to purchase a league-racing license from the company.  This license will be used to place the racer in the appropriate racing categories and provides for a revenue stream much like memberships.

o	Junior Racing League
Junior race leagues can be promoted as an alternative to traditional sports activities.  While school are in session Junior races could be held on weekend mornings as well as on a weekday afternoon or evenings to maximize billable events.  Junior race leagues could be expanded during the summer recess period.  As in the adult leagues, classes can be based on weight, age, school, gender (boys, girls, and coed) and / or skill level.

o	Corporate. Group and Charity Events
Group events are a target market for Full Throttle Indoor Kart Racing.  We believe that corporate, group and charity events could become a source of income. For some people, when compared to group activities like golf outings or ball games, Indoor Kart Racing provides a unique experience and may provide a viable alternative when considering factors such as, time, expense and scheduling.  In addition, participants may find there is more interaction and communication between participants having had an exciting, stimulating and competitive experience in common.  Indoor Kart Racing does not favor physical strength or athletic ability.  It provides a level playing field for all participants to enjoy and compete equally.

Video, Arcade and Game Table Rentals
With more than one entertainment activity to enjoy, our guests would be able to recreate before, between and after indoor kart racing. Video games that are race themed will be available for our guests on a pay per use basis.  Table games such as pool, billiards and foosball will add to our entertainment offering and in some cases may be the primary intended activity of some guests.

Meeting Room Rentals For Events
For groups to conduct business meetings, charitable events, or other gatherings, we intend to have meeting rooms equipped with audio visual capability, sound systems, white boards and internet connectivity.  These features will allow groups to plan and hold their gatherings in a professional environment.  The rental of these meeting rooms can provide income potential from the room rental, catering, meeting support services as well as the use of our racing and game room activities.

Retail Product Sales
There could be incremental income opportunities provided by retail product offerings.  We anticipate offering a variety of race related merchandise that should appeal to a broad range of customers.

°	Full Throttle Indoor Kart Racing Logoed Apparel
Beyond being a potential income source, logoed apparel can help to build our brand and create a preference for Full Throttle Indoor Kart Racing™.  Individuals wearing Full Throttle logo apparel promote our business and generate customer awareness.  We intend to offer an assortment of products at various price points to meet the needs of our guests.

°	Racing Gear
League or dedicated racing enthusiasts often prefer to own their own driving suits, helmets, driving shoes, racing gloves, neck roll and equipment bag.  Full Throttle Indoor Kart Racing™ intends to offer for sale high quality racing gear to meet the expectations of a purchaser of these goods.

°	Race Novelty Items (general merchandise)
Racing enthusiasts of all ages purchase racing paraphernalia.  We expect to have racing oriented gift and collectible items representing NASCAR, F1 and Indy Car as well as other racing associations.  These might include model race cars, apparel, books and periodicals and other race themed items.

°	Race Karts and Spec Racer League
As Full Throttle’s business model and customer base matures we anticipate the development of a ‘Spec Racer’ league format. The league rules would define specifications for the kart chassis, engine, and tires to be utilized by all racers within the league. Racers would be required to join the league and participate in league only events.

We expect that certain racing enthusiasts would have a preference for owning their own kart.  As such, they could modify its setup within league parameters by adjusting items such as suspension, brakes, gear selection and seat selection.  This would provide them with the ability to tune their kart to their own driving preferences and eliminate disadvantages that they may perceive or encounter versus a random assignment of a kart for their racing session.

A natural business extension for Full Throttle could be the opportunity to sell high performance race karts, parts and services.  Additionally, based upon facility size and design, we could generate additional income for kart storage, use of our setup shop area, and providing maintenance and setup services to those customers.

Food and Beverage
As part of the facility development, it is planned to have a snack bar or restaurant capability.  It is our intent to offer traditional race track fare as well as a selection of healthy choice and heart smart alternatives.  In addition, Full Throttle Indoor Kart Racing™ may seek a license to serve beer and wine to patrons over 21 years of age.  We will implement robust policies to comply with local laws and provide for the safety of our guests.

Because Full Throttle Indoor Kart Racing™ is a race themed entertainment destination location there is the potential that a racing themed sports bar or full service restaurant operation may be integrated into the location.

Sponsorship and Advertising
Full Throttle Indoor Kart Racing™ intends to offer multiple sponsorship programs.

o	Kart Sponsorships

Racing is the fastest growing spectator sport in America.  It is second only to National Football League.  The sponsor imaging on race cars is both a source of income for the team and a way for companies to promote and reinforce their brands.  NASCAR has learned that having competitive brands on the track are good for everyone.  Companies build brand loyalty as fans cheer for their favorite brands.  Additionally, the broad array of imaging builds the visual spectacle of racing.

Custom decal kits could be created for our karts. Each kart could have its own specific major sponsor as well as smaller minor sponsors or general sponsor logo placements.  The placement of sponsor logos on the karts will enhance the race environment feel and will offer visibility for participating sponsors and advertisers.  All karts will always have a Full Throttle Indoor Kart Racing™ logo prominently displayed.

o	Drivers Suits Sponsorships

The Full Throttle Indoor Kart Racing™ driver’s suit serves multiple purposes.  The driver’s suit reinforces the racing ambiance and the competitive atmosphere.  The driver’s suit also represents an opportunity for sponsorships and advertising.

o	Large Format Banners
Advertising is a function of visual impressions.  Locations can attract as many as 50,000 to 60,000 participants a year.   We estimate that a typical customer could spend one to two hours per visit.  This creates a substantial opportunity for visual impressions of each sign.

With the large open space nature of an indoor kart racing facility there are numerous potential income opportunities that could be generated from billboard style advertising.  There is expected to be large areas available for the display of large format printed advertising in the track area.

o	Time Sheets and On Screen Advertising

The Point of Sale and Timing System can also provide an advertising sales opportunity.  Typical timing and scoring systems provide the capability to insert advertising spaces into the race results display.  In addition, the printed time sheets provided to each participant after their session also have a number of advertising opportunities.  These time sheets are often retained by the participant and shared with others thus increasing the number of visual impressions and adding to the advertising value.

o	Web Site Links, Email and Electronic Newsletter

In addition to the previously discussed sponsorship and advertising opportunities, the company will explore the potential created from its web site, direct e-mail, as well as an electronic newsletter provided to members.  These all can create additional opportunities to sell advertising space.

Pricing for sponsorship opportunities will be based on criteria such as sponsorship level, logo or add placement, number of karts or drivers suits sponsored and length of agreement.

MARKETING STRATEGY
Publicity and Promotion
The company intends to use publicity and promotional activities to create the necessary exposure to build and reinforce public awareness and brand development as we launch and operate the business.  We intend to implement numerous strategies which could include:
o	Events for specific business or social groups. For example, there are 25 Chambers of Commerce and other economic development organizations in the Denver area
o	Special event races featuring local sports or entertainment figures
o	Collaboration and co-marketing with advertisers and sponsors
o	High profile charitable events
o	Promotion of league racing competitions
o	Local press coverage, press releases, white papers and automotive sports reporters
o	Logoed and imaged clothing, hats and other promotional items
o	Collaboration with E85 fuel producers and promoters on the use of renewable fuels by Full Throttle Indoor Kart Racing Inc.

Advertising
We expect to explore various advertising vehicles and strategies designed to build customer awareness and drive customer visits.  Some of which could include:
o	Local print advertising
o	Radio events and advertising
o	Sports Channel advertising
o	Hotel local attractions display brochures

Internet
The company intends to develop an internet site designed to engage our potential and existing guests.   The site could promote our brand and create interest, in Full Throttle Indoor Kart Racing™.

Site development may include:
o	Video clips showing the racing action
o	Facilities pictures
o	Racing event options
o	League racing information
o	On line race purchase
o	Member and league racer standings
o	Lap time rankings by track configuration
o	Testimonials
o	Track layout
o	Kart Information
o	On line product purchases
o	Blog and feedback interface
o	Facebook (social networking interface)
o	Twitter announcements

Our registered domain name is: FullThrottleIKR.com.

Additional registered domain names:
o	Full-Throttle-Kart-Racing.Com
o	Fullthrottleindoorkartracing.Com
o	Fullthrottleindoorkartracingblog.Com
o	Fullthrottlekartracing.Com
o	FTIKR.com

E-Mail To Members
Through e-mail we intend to communicate with guests to thank them for their business, inform them of special events and provide incentives for return visits.

FTIKR Newsletter
The company may develop an electronically distributed newsletter.  The newsletter could include racer interviews, track news, racing results, special event announcements, track tips, equipment and product updates and promotional offerings.

Signage
Drive by visibility of Full Throttle Indoor Kart Racing™ is an important part of the advertising and marketing mix.  The company intends to maximize the impact of the signage on our facility.  Other sign opportunities include vehicle wraps, in-mall advertising booths and kiosk displays.

RACING OPERATIONS, KARTS, EQUIPMENT AND DISPLAYS

Point Of Sale and Timing and Scoring System
The ability to have the guest into the seat of a kart and into a race efficiently can maximize guest satisfaction and revenue opportunity.  It is essential to capture key demographic information, process the transaction and schedule the race in as short a time as possible.

Full Throttle Indoor Kart Racing™ intends to evaluate and select a point of sale system that incorporates multiple stations, with easy to understand and use professional customer welcome kiosks.  This will facilitate increased throughput and data capture as the customer enters the required data and processes the Assumption of Risk Waiver before they interact with the Full Throttle staff to purchase their races.  Full Throttle Indoor Kart Racing™ intends to gather demographic information during this process.  We intend to track individual racer activity and segment these participants using specific demographic information.  This data could be used to maintain ongoing communications with the guests to promote repeat business.

Timing and Scoring
Part of the overall marketing strategy is the continual reinforcement of competition.  This is accomplished by ranking each participant’s driving performance based on each race, day, week and overall year to date results.  Whether a guest is a first time visitor or a seasoned competitor, most people want to know how they performed.  In general, competitive people want to be ranked.  Competitive people will seek to improve, and as such, they will return to the facility to practice and improve their skills. Much like a golfer who pays to practice at a driving range to improve their score, we hope to have our guest return to improve their lap times.  In addition, competitive people will seek to get others to participate so they can compete.

Integrated into the point-of-sale system is a computerized timing system. The timing system monitors each race, providing race participants with individual lap times and overall race results. The system works with an electronic transponder in each kart.  Each time a kart passes a fixed location on the track information is electronically fed into the timing system. The resulting data could be displayed on track race displays as well as TV’s throughout the building.  These timing and scoring displays will be visible to racers as well as spectators.  Upon completion of the race, we intend to provide each racer with a score sheet allowing participants to track their progress and compare their performance to other racers.  We expect this to stimulate competition and additional participation.  The score sheet can also serve as a marketing vehicle for Full Throttle, sponsors and advertisers.

The Karts
Full Throttle Indoor Kart Racing™ intends to use high performance karts designed specifically for use in indoor kart racing rental operations.  Full Throttle Indoor Kart Racing™ will stress safety.  Constructed of high quality steel tubing, these karts provide optimum protection for the kart and participants. The kart will be fully surrounded with a heavy duty bumper system attached to the kart that is designed to absorb impact from all sides.  Safety will be increased by adding an installed neck protection roll bar, a multiple point seat belt and a rear axle cover.  Other important factors to be considered will be brake system design, maintainability, parts availability, visual appeal, and range of driver fitment.

Full Throttle Indoor Kart Racing™ intends to utilize internal combustion engines fueled with E85.  Prior to selecting these power plants, we considered and investigated the viability of electric powered racing karts.  Based upon our research and actual driving experiences, Full Throttle Indoor Kart Racing™ determined that internal combustion engines were superior from both a business and experiential perspective.  Our analysis included: initial investment, operational cost, duty cycle / operational duration, environmental impact, hazardous waste management, the ability to run extended race events, fleet size, fleet management, and additional equipment requirements.  Performance characteristics such as: throttle response and modulation, handling, consistent performance, braking capability, lateral G force capability, realism and other visceral qualities that provide the actual racing feel were considered.  Electric karts weigh 33% to 50% more than an equivalent internal combustion engine powered kart.  This excess weight dramatically reduces cornering capability and places tremendous demands on braking capabilities of the karts. This influences the track design and performance potential of the karts and thus impacts the overall racing experience for the customer.  Based on these factors, we determined that the overall financial performance and the quality of the racing experience provided by karts powered by internal combustion engines is superior to electric powered karts.

Kart Fleet Plans.
Our intended kart fleet plan is expected to include three levels of karts:  Adult, Junior and Kid Karts.  Only one type of kart is expected to be on track at the same time:

o	Adult Racing Karts - These are planned be utilized by guests age 16 and up
o
Junior Racing Karts - Junior Karts are intended for girls and boys ages 12 through 15 and is expected to be powered by an engine with reduced horse power engine from the adult karts.  An adult wishing to race with their children will be required to use this kart.

o
Kid Karts - For kids from 7 to age 11,  a lower horsepower and smaller chassis kart with adjustable pedals, steering wheel and seat for an optimal seating position for kids are incorporated into our longer-range plans

Kart Maintenance
Kart repair and maintenance technicians will be employed to perform scheduled preventative maintenance and repairs to the rental fleet.  Each kart will be tracked individually and an asset activity file will be maintained recording items such as; on track time, maintenance and repair performed, tire usage, lubricants and incident reports.

E85 Fuel
It is the intent of Full Throttle Indoor Kart Racing™ to use of E85 fuel for the karts.  E85 is sustainable and renewable.  By running E85 Full Throttle Indoor Kart Racing™ will place itself at the forefront of renewable biofuel usage.   The use of E85 should also provide for a 5% increase in horsepower development when compared to running on conventional unleaded gasoline.

Barrier System and Track Design
The barrier system defines the track circuit and has a significant customer and operational impact.  The visual appeal of the facility is critical for creating a racing ambience and the perception of speed while racing.  There are two approaches to barrier systems:

The most basic is the use of discarded tires secured to the floor.  While this method has a lower initial materials cost it has a higher installation cost, lower visual appeal and limits flexibility for modification of the track circuit.

The other method is the use of the more sophisticated molded barrier systems. Molded barrier systems provide the cleanest most professional appearance, are available from a number of manufacturers and are used in both outdoor and indoor track operations.  Full Throttle Indoor Kart Racing™ is planning to use a molded barrier system.

While the initial cost of a molded barrier system is higher than a used tire system installation; component replacement and track circuit changes are dramatically simplified.  This facilitates the ability to modify the race circuit for different events and to provide new challenges to attract repeat visits by our guests.  In addition, the range of colors available allows the track to become a significant element in creating the overall ambiance that in turn creates a positive energy and image.  These colorful barrier systems communicate a level of professionalism.

A 50,000 square foot facility would house a single track, in a road race configuration designed with curves and straightaways.  A facility of 70,000 square feet or more could enable Full Throttle to have a second track. The track will be constructed using exsisiting concrete floors or asphalt floor and bordered on all sides with a bumper barrier system designed to maximize the safety of the drivers, minimize damage to the karts, and reduce construction costs while allowing for flexablity in track reconfiguration.  A track is typically between 1/4 to 1/3 mile in length, at least 20 feet wide and able to accommodate up to 16 karts on track simotaniously.  The facility layout and design will have an open floor plan to allow spectators to observe the racing action with little obstruction.

Safety Equipment
Full Throttle Indoor Kart Racing™ will require and provide equipment for safe racing including abrasion resistant driver suits, helmets and neck braces.  The driver suits provided by Full Throttle Indoor Kart Racing™ will go on directly over street clothing.  Guests will be advised that skirts and dresses are not recommended apparel for racing events. Closed toe shoes will be required at all times while guests are participating in racing events.

Guests may bring in their own equipment if it meets or exceeds Full Throttle Indoor Kart Racing™ standards. Full Throttle Indoor Kart Racing™ will offer for retail sale all appropriate equipment for indoor kart racing.

Air Quality Management
A carbon monoxide and carbon dioxide sensor system will be incorporated into the air handling system.  At its most basic level, the system would increase airflow exchange based on the quality of air within the track area.  The system will be designed to meet the requirements as defined by the local indoor air quality management governing body.

Race Car and Race Memorabilia Displays
Adding to the race theme ambiance is the display of race vehicles and race related memorabilia.  The presence of high performance vehicles and race cars reinforces and helps build the guests feeling of being at and participating in a real racing event.   Companies in the business of building and servicing race vehicles, selling high performance vehicles as well as auto race club associations often are willing to provide display vehicles in consideration for its promotional value.  In addition we intend to display automotive racing memorabilia, artwork and collectables to add to the racing character of the facility.

FACILITIES AND LOCATION

Building and Location
Visibility, access, traffic count, demographics, property availability, affordability and favorable tax rates are important ingredients for success.  All these factors will be considered as we seek to locate in a retail and or entertainment district.   A location with retail exposure, such as a “Big Box Retailer” type of facility with between 50,000 and up to 100,000 square foot is optimal.  The plan assumes leasing the property as opposed to purchasing the location at this time.

The targeted location for Full Throttle Indoor Kart Racing™ is the South Metro Denver Area.

Demographics
The most desirable demographics are those with slightly higher than average incomes.  Proximity to corporate office parks, hotels and retail shopping locations with easy access from main traffic corridors is the most desirable.

•	Metro Denver
Metro Denver has a population of nearly 2.8 million people, and a growth rate that has consistently outpaced the national rate every decade since the 1930s. The region grew steadily in the past 10 years, averaging 1.9 percent population growth each year from 1998 to 2008.  By 2030, Metro Denver's population is anticipated to increase to almost 3.8 million.

•	South Metro Denver Using the Park Meadows Mall trade area (located at the intersection of Interstate 25 and C-470) as a reference, these are the general demographic characteristics:
o	Current population estimate: 1,058,235
o	5-year projected population: 1,180,821
o	Current median age: 37.2
o	Current average household income: $95,504

Existing Karting Venues
At this time, we know of one European Style Indoor Kart racing facility currently operational in Colorado.  The group, Raceway Partners, LLC, operates under the name Speed Raceway.  Their facility is to the south and east of the Centennial Airport, south of Denver in an industrial park and warehouse distribution area.  They operate electric powered karts and claim to have a 1/4 mile track in a 55,000 sq ft building.  Their facility is located less than 1,000 feet from a ready mixed concrete, aggregate and asphalt producer.  The facility is accessed from low traffic secondary streets.  Their operations are located to the rear of a multi-building warehouse style complex.  The building has limited visibility from the street and the front of their location faces an undeveloped open space.  The rear of the building has multiple roll-up doors for freight loading facing directly at the loading docks of the building in front of it.  There is a small monument sign space available for announcing the address location on the access street.

Pursuing a different market sector are concession style indoor go kart tracks that target children and family entertainment.  These businesses operate under a fundamentally different business model than Full Throttle.

There are three outdoor kart racing tracks serving the Denver market.  All three of these outdoor tracks are primarily designed for use by private kart racers.  All three, Action Karting (located on the property of Bandimere Race Way, a drag racing facility), IMI Motorsports and The Track at Centennial, advertise rental kart availability and do host corporate events.  None have corporate meeting room facilities.

The following information contains rates that are currently published on the internet by each specific operation.

Rates at Action Karting start at $35 for your first session, $30 for your second, $25 for your third, $20 for your fourth session.

Rates for The Track at Centennial are $35 per 10 Minutes.

IMI Motorsports Complex is a multi-use facility serving the kart racing as well as the motorcycle racing enthusiast with a one-mile paved kart sprint course, a 1/10th mile paved oval, 1/5 and 3/8 mile dirt ovals, and a motocross track. The facility is located east of Erie Colorado.  IMI rents a broad spectrum of karts to a diverse range of users.  This facility is unique in its offering of karts capable of approaching speeds of nearly 100 MPH.  Rates range from $25 for five-laps in standard rental karts to as much as $70 for a 10-lap rental in a high performance kart.

ORGANIZATIONAL STRUCTURE

Full Throttle expects to employ a staff of approximately 18 to 30 persons on a full and/or part time basis once it commences operations.  It is anticipated that President, Kart Maintenance and Repair Technicians, Track Managers, Book Keeping and Sales will be full-time positions.  All other positions such as reception staff and track corner workers will be filled using part time employees.

The following chart reflects the proposed organizational structure of Full Throttle but not the actual number of all employees:

President / Chief Executive Officer
Full Throttle Indoor Kart Racing™ will be operated, by Mr. Richard Herrera. Richard Herrera will act as President of Full Throttle Indoor Kart Racing™ and will oversee day-to-day business operations, sales and marketing and will be responsible for all major management decisions.

Kart Maintenance and Repair Technician(s)
Reports to the President and works with the Track Manager
Full Time Position/Hourly Position

Track Manager(s)
Reports to the President and works with the Kart Maintenance and Repair Technician
Full Time Position

Pit Boss
Reports to the Track Manager
Part Time Position
This position can be rotated between Corner Workers

Corner Worker
Reports to the Track Manager
Part Time Position

Reception / Customer Service
Reports to the Track Manager
Part Time Position

Book Keeping
Reports to the President
Full Time Position

Sales
Reports to the President and works with the Track Manager
Full Time Position

Human Resources
The Human Resources activities of Full Throttle will be outsourced

MANAGEMENT’S DISCUSSION AND ANALYSIS and PLAN OF OPERATIONS

Forward-Looking Statements
Except for historical information, the information contained in this prospectus contains “forward-looking” statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this “Risk Factors” section, our actual operating results and financial performance may prove to be very different from what might have predicted as of the date of this Prospectus or the dates of our reports filed with the SEC, as the case may be. The risks described herein address some of the factors that may affect our future operating results and financial performance.

Actual results and timing of events could differ materially from those anticipated in these forward-looking statements and as a result of a number of factors, including those discussed in the “Risk Factors” section of this offering.

Plan of Operations/Results of Operations
Our primary business is in the upscale, race themed, entertainment industry.  Our target customer is corporate and adult clientele. Full Throttle Indoor Kart Racing™ is in the startup and development stage.  Prior to this offering the company has not been in operation and as a result has not realized any revenues from business operations at this time.  The company has developed its business, marketing and operations plan.  The company is in the capital formation phase of its plan and must raise sufficient capital to facilitate the execution of its business, marketing and operations plan.

Liquidity and Capital Resources
The company is a startup, has not been in operation and does not have sufficient funds to execute its plan. The company has chosen to raise funds using a Form S-1 public offering for the sale of 3,000,000 to 3,500,000 shares of its common stock at $1 per share to generate capital for operations.

Pursuant to its successful sales of its offering, Full Throttle Indoor Kart Racing Corporation will use the proceeds as set forth in the Use of Proceeds section of this offering document.

MILESTONES
Full Throttle Indoor Kart Racing™ is a start-up business.  Upon completion of capital formation from successful sales of Full Throttle’s common stock offering Full Throttle will execute its business plan.  It is anticipated that it will take Full Throttle six months to complete setup of facilities and equipment and obtain a certificate of occupancy.  Upon receipt of certificate of occupancy Full Throttle expects to commence operations.  The Gantt chart is broken down into weekly periods over a 28 week time line.  Within the Gantt chart significant events and estimated time lines for completion have been plotted.

Full Throttle Indoor Kart Racing™ is a startup company.  Full Throttle does not anticipate being profitable within the first 12 months of operations.  Full Throttle does anticipate profitable operations for year two.

DESCRIPTION OF PROPERTY

As of the date of this prospectus, we have not leased a property for operations.  Our executive office is provided by our CFO for a $100 per month fee on a month by month basis.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings that could result in claims against us.  However, we may be subject to various legal actions and claims arising in the ordinary course of business.

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows our executive officers and directors of Full Throttle Indoor Kart Racing™, and their ages as of May 31, 2010, and their relationship with Full Throttle Indoor Kart Racing™.

Name	Age	Position		Held Position Since
Richard Jay Herrera	56	President /CEO/Founder/Director	- Class III	Aug-09
Mark Ryan	53	Director/Chairman of the Board	- Class III	Aug-09
Lance Sedlak	46	Director	- Class II	Aug-09
Tim Cousineau	55	Director / Secretary	- Class II	Aug-09
Will Sumners	48	Director / Treasurer	- Class I	Nov-09
Larry Kopf	51	Chief Financial Officer		Aug-09

Directors will serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing Directors.

In order to provide continuity and stability in management, the company has chosen to have a staggered board.  The company will have three classes of director.  Terms for each class of directors commence and end in accordance with the following schedule. After which, each class will have a 4 year term.

Class	Commencing	Term Ends
I	August 1, 2009	July 31, 2013
II	August 1, 2009	July 31, 2014
III	August 1, 2009	July 31, 2015

The members of the Board of Directors shall be elected at the annual meeting of shareholders and shall hold office until the end of their term or until their successors shall be elected and shall qualify.  Refer to the risk section of the “RISKS ASSOCIATED WITH INVESTING IN OUR COMMON SHARES” FOR ADDITIONAL INFORMATION

Principle Occupation of Executives and Directors
The following discussion provides information concerning the backgrounds and business experience of the named individuals, all of whom will be serving in such capacities are as described below.

Richard Jay Herrera
President/CEO/Founder

AMERCO Advisory Board	(March 2007 to present)
Currently Richard serves on the Advisory Board for the AMERCO Board of Directors.  AMERCO is a publicly traded company and parent company of U-Haul International.
AMERCO Board of Directors U-Haul Board of Directors	(served from 1993 to June 2001) (served from 1990 to June 2001)

Executive Vice President/Marketing and Sales Manager	Eastern Seaboard Packaging, Inc.2003 to 2005
Responsibilities:  Program creation and development, identified markets, profile customers, defined product mix, and established goals and budgets.  Developed, communicated and facilitated execution of programs, policies and procedures.  Reorganized sales department, defined sales territories; established responsibility and accountability for accounts and sales performance, restructured compensation, actively made sales calls, worked with and mentored sales force, oversaw national account activity and pricing, key account management.

Executive Vice President , Arthur P. Anderson, LLC	ARBUS Lock USA 2001-2003
Responsibilities: Managed operations, sales and marketing.  Established business plan, budget and sales goals for company, identified target markets, profiled customer, P&L responsibility. Selected and attended trade shows and developed sales promotions. Interfaced with parent company ABUS Germany, prepared and presented marketing and sales plans, developed forecasting models for product production. Restructured sales force and compensation program. Planned and executed relocation of operations at the request of ownership.

Marketing Vice President / Retail Sales Manager	U-Haul International, Inc.1988 – 2001
Responsibilities: Managed four strategic income areas.  Total annual sales ~ $250 Million.  Prepared marketing plans and goals for retail programs, managed product brand name in retail market, selected product mix, developed specifications and established product pricing.  Selected, negotiated, and managed all retail product venders. Conducted and implemented continuous improvement initiatives in inventory control, product distribution, and reduced delivery costs.  Developed point-of-sale merchandising, packaging, and promotional materials. Designed and conducted sales training and motivational seminars nationwide.  Approved layout and content of advertisements, including national Yellow Pages for all publications for national print advertising.

Sales Manager	Air-Draulics, Inc. 1973 - 1988
Over a 15-year career advanced from part-time, entry-level position, inside sales, outside sales representative, branch manager and sales manager.  Worked with and provided motion control solutions to companies engaged from mining and minerals, agriculture, food processing, semi conductor, automotive manufacturing, wood products, paper mills, injection molding, etc.  I have been exposed to and worked with virtually all manufacturing areas.  Maintained working knowledge of multiple manufacturers' products, including specific component capability, features, and performance. Designed and analyzed hydraulic and pneumatic circuitry/systems.  Reviewed all custom system designs and approved quotes. Developed and conducted seminars on fluid power and pneumatic circuitry design. Trained and motivated sales personnel.  Established sales by product line goals.

Richard is an avid racing enthusiast and has participated in many forms of automotive racing.  Richard has been a course worker, race team crew-member and has driven many race car variants.  As a result, Richard has an informed opinion on expectations of race participants.

Mark Ryan
Director/ Chair
Mark has been the owner of Ryan 5 Corp. in Littleton CO since 2005. Ryan 5 is a recruiting company providing career placements and executive searches.   Mark is current Chair of the South Metro Denver Chamber of Commerce.

From 1986 through 2004, Mark was employed by Charles Schwab & Company.  During his tenure with Schwab he was employed in various capacities from Business Development Specialist through Senior Vice President of Retail Client Services.

Mark is a member of the Board of Directors for the South Metro Denver Chamber of Commerce, past Vice Chairman and Chair of the Small Business Development Center (chamber and state organization), Chairman of the Student Leadership Program for the Chamber and Membership Chairperson for Colorado Business Leads.

Lance Sedlak
Director
Lance Sedlak is a senior business executive with exceptional leadership experience and a pedigree for building new businesses for HP, GE, Arrow Electronics and a high growth start-up sold to GE.  Lance brings broad business perspective as a highly focused and energized decision maker with proven history and a passion for helping firms achieve rapid revenue growth, market share gains, and incremental profits.  Lance's experience includes roles as Director, General Manager, and Vice President of Sales.

Lance is Managing Director and Principal of Sedlak Development Group, LLC, a business development consulting services firm and co-founder of S2, LLC, a channel management and services consulting business.  These organizations allow Lance to apply his expertise in sales, new business development, strategic alliances, alternative channels / partner management, and product marketing combined with comprehensive P&L capabilities to clients seeking to advance their business and channel models. Lance helps clients achieve superior results by combining a unique ability to define strategy, build teams, create innovative alliances, and develop talent to exceed organizational goals.

As a lifelong racing enthusiast, Lance understands the business, entertainment and competitive sides of the racing industry.  He regularly attends professional racing events, including the Indianapolis 500.  He is actively involved in karting and supports his teenage son’s kart-racing activity as team manager, coach and crew chief at local, regional and national racing events.

Tim Cousineau
Director/Secretary
In 2009 Mr. Cousineau joined the Colorado Community College System (CCCS) as a Programmer Analyst in the Career Technical Education Accountability Division.  Mr. Cousineau was employed from 2003 to 2009 as a Senior Programmer responsible for application design and development, database design and development, and data capture and conversion for Granite Technologies, Inc., of Golden Colorado  From 1997 to 2003, Mr. Cousineau was an Executive Consultant for KEMA Consulting in Englewood, Colorado.  KEMA software consulting specialized in data modeling and engineering applications for electric, gas, water, and telecommunication utilities.

Tim has extensive experience in programming, analysis, design, and coding in computer languages from assembler to 4GL both stand-alone and web-based applications.  Additionally Tim possesses extensive RDBMS analysis, design and programming background, internal and external customer support, pre-sales support, Object-Oriented Analysis, Design and Implementation.

Tim is a founder, organizer, and former director of the North American Bank (IO) in Longmont. Colorado.  Tim is the Financial Partner and a general partner in BBIC Investment Club, and is a member of the South Metro Denver Chamber of Commerce.  In addition Tim is a volunteer Park Host Mentor with Jefferson County Open Space Citizen Outreach, and a nestbox monitor mentor with Jefferson County Open Space Natural Resources division.

Will Sumners
Director
Will is President and owner of Dalco Heating and Air Conditioning a Denver based HVAC contractor serving the residential and commercial markets.  Will purchased the business in 2005 and has created a referral oriented retrofit business.  Emphasis is on the highest level of customer satisfaction and employee competency.  Will is also a co-founder of S2, LLC, a channel management and services consulting business.

Prior to owning Dalco, Will was a Vice President of GE Access, a subsidiary of General Electric.  GE Access was a $2B specialty computer distributor.  While at GE Access, Will ran a $350 million domestic business unit and had responsibility for the warehouse operations.  During his tenure at GE Access he also ran the Brazilian, Canadian and Mexican operations.

Prior to his GE experience, Will held the position of CFO and COO for a $100 million HP distributor, Integration Alliance that was purchased by GE.  He also held Director level positions with Intelligent Electronics a $3 billion computer distributor.  These positions included, Director of Cash Management, Director of Purchasing and Marketing and Credit Manager.

Will holds an MBA from the University of Denver and a BA in Molecular Biology from the University of Colorado.  He is a member of Beta Gamma Sigma Honorary Society.  He also has completed an executive marketing program at Stanford University.  He was awarded the prestigious Pinnacle Award at GE in 2000.  This award recognizes the top 1% of managers worldwide in the GE organization.  Additionally he is a certified greenbelt.

Lawrence Kopf, MBA, CPA
Chief Financial Officer
Lawrence Kopf is a Tax Specialist and nationally recognized author and instructor of Tax Seminars to other CPAs and attorneys. He spent four years in the "Big 8," was a Tax Planning Manager for a Fortune 100 corporation and managed the tax department of a New York public accounting firm. Among his comprehensive corporate tax planning experience, he has reviewed U.S. consolidated corporate tax returns, responded to federal and state audit inquiries, played a role in intercompany transactions, mergers, acquisitions and reorganizations, and counseled domestic and foreign personnel on international tax planning.

Specialties:
International Tax, Business Tax Planning, Tax Education,  Individual Tax Planning

•	TaxOnly, LLC: Managing Director 1983 — present
o	Privately Held; Accounting industry
•	Schlumberger Limited: International Tax Planning Manager 1990 — 1992
o	Public Company; Oil & Energy industry
•	KPMG Peat Marwick: Supervising Senior Tax Specialist 1988 — 1990
o	Accounting industry
•	Arthur Andersen: Senior Tax Accountant 1986 — 1988
o	Accounting industry
Education
•	Hofstra University MBA
•	Tulane University Bachelors

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the compensation that will be paid for services rendered to the CEO/President upon the successful completion of this offering.  To date, during the fiscal year ending May 31, with respect to our President / CEO we have paid no salary.  We have no other officers who received cash compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE
Name and Principal position	Year	Salary($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Herrera.... CEO / President	2010	$0 (1)(2)(3)	$0 (4)	$0	$0	$0	$0	$0	$0
Lawrence Kopf…. CFO	2010	$0 (5)	$0	$0	$0	$0	$0	$0	$0

(1)	No compensation has been paid to the CEO / President during the development phase of the business.
(2)	The President/CEO will receive a yearly salary of $100,000 that will be triggered and commence upon the successful completion of this offering and the funding of the company.
(3)
There is no written agreement or contract between Richard Herrera, President / CEO and Full Throttle Indoor Kart Racing Inc.  The Board of Directors has agreed to the President / CEO Salary upon successful completion of the offering and the funding of the company.

(4)
The company has set aside 100,000 shares for management performance incentives.  Issuance of any and all of those shares is at the discretion of the board of directors.  At this time there are no formal criteria or plan for any distribution of these shares.

(5)	The CFO has provided a prepayment of services for shares. Upon consumption of those services a determination of continuation or salary consideration will be made.

Director Compensation
At this time there are no fixed compensation fees for serving on the Board of Directors or officers.

Family Relationships
There is no family relationship between any Director, executive or person nominated or chosen by Full Throttle Indoor Kart Racing™ to become a Director or Executive Officer.

Key Executive Insurance
Full Throttle will take out a term life insurance on the founder Richard Jay Herrera.  The beneficiary will be Full Throttle Indoor Kart Racing Inc.  The purpose of this insurance payout to Full Throttle is to facilitate an orderly transition for Full Throttle.  It will be the responsibility of the Board of Directors to make a determination and recommendation as to the future of Full Throttle and how it will affect its shareholders.

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (CD&A) provides information on the compensation programs established for our "Named Executive Officers" during our fiscal year ended May 31. All information provided herein should be read in conjunction with the tables provided above.

Our Board of Directors is responsible for establishing, implementing and monitoring the policies governing compensation for our executives. Currently our Board does not have a compensation committee. Our officers are members of our Board of Directors and are able to vote on matters of compensation. We are not currently under any legal obligation to establish a compensation committee and have elected not to do so at this time. In the future, we may establish a compensation committee if the Board determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation. We did not employ any outside consultants to assist in carrying out its responsibilities with respect to executive compensation, although we have access to general executive compensation information regarding both local and national industry compensation practices.  In future periods, we may participate in regional and national surveys that benchmark executive compensation by peer group factors such as company size, annual revenues, market capitalization and geographical location.

The executive employment market in general is very competitive due to the number of companies with whom we compete to attract and retain executive and other staff with the requisite skills and experience to carry out our strategy and to maintain compliance with multiple Federal and State regulatory agencies. Many of these companies have significantly greater economic resources than our own. Our Board has recognized that our compensation packages must be able to attract and retain highly talented individuals that are committed to our goals and objectives, without at this time, paying cash salaries that are competitive with some of our peers with greater economic resources. Our compensation structure will be weighted towards equity compensation in the form of options to acquire common stock, which the Board believes motivates and encourages executives to pursue strategic opportunities while managing the risks involved in our current business stage, and aligns compensation incentives with value creation for our shareholders.

Components of Our Executive Compensation Program
Our current executive compensation program is equity and salary based.  In the future we intend to incorporate additional components that we believe are necessary in order for the Company to provide a competitive compensation package relative to our peers and to provide an appropriate mix between short-term and long-term cash and non-cash compensation. Elements of our future executive compensation are likely to include:

○	Base Salary
○	Stock Awards
○	Other benefits available to all employees
○	Items specific to our President and Chief Executive Officer per an employment agreement

Base Salary: At present we do not have a salary structure for employees and Executives. Amounts are based on skill set, knowledge and responsibilities. Base salaries may be established as necessary.

Equity Compensation: A portion of compensation paid to our executives is equity based.  We believe equity compensation helps align the interests of our executives with the interests of our shareholders. In that regard, our executives' compensation is subject to downside risk in the event that our common stock price decreases. In addition, we believe equity compensation provides incentives to aid in the retention of key executives.

Other Benefits: Our Executive Officers and employees receive no other benefits at this time.

CORPORATE GOVERNANCE

Committees: Meetings of the Board
We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by the Board of Directors meeting as a whole. All corporate actions by the Board of Directors were either consented to in writing by all Directors or were agreed to unanimously at a meeting where proper notice had been given and a quorum was present.

Audit Committee
The Board of Directors has not established an audit committee. The functions of the audit committee are currently performed by the entire Board of Directors. The Company is under no legal obligation to establish an audit committee and has elected not to do so at this time so as to avoid the time and expense of identifying independent directors willing to serve on the audit committee. The Company may establish an audit committee in the future if the board determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation.

As the Board of Directors does not have an audit committee, it therefore has no "audit committee financial expert" within the meaning of Item 401(e) of Regulation S-B, except its chief financial officer. In general, an "audit committee financial expert" is an individual member of the audit committee who:

○	understands generally accepted accounting principles and financial statements,
○	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
○	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
○	understands audit committee functions.

Board of Directors Independence
Four of our directors are "independent" within the meaning of definitions established by the Securities and Exchange Commission or any self-regulatory organization. The Company is not currently subject to any law, rule or regulation requiring that all or any portion of its Board of Directors include "independent" directors.

Director Nominees
The Company does not have a nominating committee. The Board of Directors, sitting as a board, selects those individuals to stand for election as members of our board. The Board of Directors has a majority of independent directors (4 directors). The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Until otherwise determined, not less than 90 days prior to the next annual Board of Directors' meeting at which the slate of board nominees is adopted, the Board accepts written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate's qualifications to serve as a Director and a statement of why the shareholder submitting the name of the proposed nominee believes that the nomination would be in the best interests of shareholders. If the proposed nominee is not the security holder submitting the name of the candidate, a letter from the candidate agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a resume supporting the nominee's qualifications to serve on the Board of Directors, as well as a list of references.

The Board identifies Director Nominees through a combination of referrals, including by management, existing board members and security holders, where warranted. Once a candidate has been identified, the Board reviews the individual's experience and background, and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of management's slate of Director Nominees submitted for shareholders for election to the board.
Among the factors that the Board considers when evaluating proposed nominees are their experience in the information technology industry, knowledge of and experience with and knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The Board may request additional information from the candidate prior to reaching a determination. The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Security Holder Communications with our Board of Directors
The Company provides an informal process for security holders to send communications to our Board of Directors. Security holders who wish to contact the Board of Directors or any of its members may do so by writing to Full Throttle Indoor Kart Racing Inc., 90 Sylvestor Place, Highlands Ranch, CO 80129.

Correspondence directed to an individual board member is referred, unopened, to that member. Correspondence not directed to a particular board member is referred, unopened, to the President and CEO.

Code of Ethics
Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company has adopted a code of ethics that applies to its chief executive officer, chief financial officer and other officers, legal counsel and to any person performing similar functions. The Company has made the code of ethics available and intends to provide disclosure of any amendments or waivers of the code within five business days after an amendment or waiver on the Company's website FullThrottleIKR.com

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Full Throttle’s common stock beneficially owned as of May 31, 2010 by individual Directors and Executive Officers and by all Directors and Executive Officers of Full Throttle as a group. Pre-Offer all independent directors hold more than 5% of Full Throttles common stock.  Upon meeting the minimum offering, there are no registered holders of five percent or more of Full Throttle’s common stock by any of its independent directors.  As of May 12, 2010, there were 1,600,000 shares outstanding.

Name and Address of Beneficial Owner	Title	Common Stock Ownership	Pre Offer Percentage of Shares Outstanding (%)	Minimum Offering Percentage of Shares (%)	Maximum Offering Percentage of Shares (%)
Richard Jay Herrera 90 Sylvestor Place Highlands Ranch, CO 80129	Director President CEO	700,000	43.75%	15.22%	13.73%

Mark Ryan 7254 S. Olive Way Centennial, CO 80112	Director Chair	150,000	9.38%	3.26%	2.94%

Lance Sedlak 21446 E. Ottawa Cir. Aurora, CO 80016	Director	150,000	9.38%	3.26%	2.94%

Tim Cousineau 12300 Quincy Ave. Morrison, CO 80465	Director Secretary	150,000	9.38%	3.26%	2.94%

Will Sumners 11039 Puma Run Littleton, CO 80124	Director	150,000	9.38%	3.26%	2.94%

Lawrence Kopf CPA Tax Only 1780 S. Bellaire Street, Suite 835 Denver, CO 80222	CFO	150,000	9.38%	3.26%	2.94%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In May 2010, Richard Herrera, the company founder, in consideration of the right, title and interest in and to the rights to the Full Throttle Indoor Kart Racing Business was issued 700,000 shares of the  common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws include an indemnification provision under which we have agreed to indemnify our Directors and Officers from and against certain claims arising from or related to future acts or omissions as a Director or Officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet at May 31, 2010	F-3

Statement of Operations for the period from July 10, 2009 (inception)
through May 31, 2010	F-4

Statement of Changes in Shareholders' Equity for the period from
July 10, 2009 (inception) through May 31, 2010	F-5

Statement of Cash Flows for the period from July 10, 2009 (inception)
through May 31, 2010	F-6

Notes to Financial Statements.	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Full Throttle Indoor Kart Racing, Inc.:

We have audited the accompanying balance sheet of Full Throttle Indoor Kart Racing, Inc. (a development stage company) as of May 31, 2010, and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from July 10, 2009 (inception) through May 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Full Throttle Indoor Kart Racing, Inc. as of May 31, 2010, and the results of its operations and its cash flows for the period from July 10, 2009 (inception) through May 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has a limited operating history and has suffered operating losses since inception, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado
June 18, 2010

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Balance Sheet

May 31,
2010

Assets

Cash	$89,236
Equipment, net of accumulated depreciation
of $-0	6,142

$95,378

Liabilities and Shareholders’ Equity

Liabilities:
Accounts Payable	$2,454
Total liabilities	2,454

Shareholders’ equity (Notes 2 and 3):
Common stock, $.0001 par value; 25,000,000 shares authorized,
1,600,000 shares issued and outstanding	160
Additional paid-in capital	103,850
Deficit accumulated during development stage	(11,086)

Total shareholders’ equity	92,924

$95,378

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Statement of Operations

July 10, 2009
(Inception)
Through
May 31, 2010

Revenue	$—

Operating expenses:
Rent (Note 2)	1,000
Professional fees, including stock-based
compensation totaling $2,500	4,150
Organization costs, including stock-based
compensation totaling $510	5,445
Other general and administrative expenses	491

Operating loss	(11,086)

Income tax provision (Note 4)	—

Net loss	$(11,086)

Basic and diluted loss per share	$(0.01)

Weighted average number of common
shares outstanding	1,097,697

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Statement of Changes in Shareholders' Equity

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid-In	Development
	Shares	Par Value	Capital	Stage	Total

Balance, July 10, 2009 (inception)	—	$—	$—	$—	$—

July 2009, common stock issued to president/founder
for services, $.0007 per share (Note 2)	700,000	70	440	—	510
July 2009, common stock issued to corporate counsel
for services, $.0067 per share (Note 3)	150,000	15	985	—	1,000
August 2009, common stock issued to officer/director
for services, $.01 per share (Note 2)	150,000	15	1,485	—	1,500
March and April 2010, common stock sold to
directors, $.1667 per share (Note 2)	600,000	60	99,940	—	100,000
Office use contributed by officers/
directors (Note 2)	—	—	1,000	—	1,000
Net loss for period ending May 31, 2010	—	—	—	(11,086)	(11,086)

Balance, May 31, 2010	1,600,000	$160	$103,850	$(11,086)	$92,924

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Statement of Cash Flows

July 10, 2009
(Inception)
Through
May 31, 2010
Cash flows from operating activities:
Net loss	$(11,086)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock-based compensation	3,010
Contributed rent (Note 2	1,000
Changes in operating assets and liabilities:
Accounts Payable	2,454
Net cash used in
operating activities	(4,622)

Cash flows from investing activities:
Equipment purchases	(6,142)
Net cash used in
investing activities	(6,142)

Cash flows from financing activities:
Proceeds from sale of common stock	100,000
Net cash provided by
financing activities	100,000

Net change in cash	89,236

Cash, beginning of period	—

Cash, end of period	$89,236

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—
Interest	$—

See accompanying notes to financial statements

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Notes to Financial Statements

 (1)   Nature of Organization and Summary of Significant Accounting Policies

Nature of Organization

Full Throttle Indoor Kart Racing, Inc. (referenced as “we”, “us”, “our” in the accompanying notes) was incorporated in the State of Colorado on July 10, 2009.  We were organized to engage in the business of providing a race-themed entertainment venue.  We have not earned any revenue since our inception, and we did not own any inventory at May 31, 2010.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements, the Company has a limited operating history and has suffered losses since inception.  These factors, among others, may indicate that the Company will be unable to continue as a going concern.

During the period from inception through May 31, 2010, we have sold common stock to insiders in order to raise capital to build our facility and commence revenue-producing operations.  However, as of May 31, 2010, we have not yet built the facility nor have we engaged in revenue-producing operations.  In the longer term, we plan to raise the necessary capital to build our facility, begin revenue producing operations and eventually be profitable.  There is no assurance that we will be successful in raising the capital required to develop our operations or that we will attain profitability.

The financial statements do not include any adjustments relating to the recoverability and classification of assets and/or liabilities that might be necessary should we be unable to continue as a going concern.  Our continuation as a going concern is dependent upon our ability to meet our obligations on a timely basis, and, ultimately to attain profitability.

Development Stage Company

We are in the development stage in accordance with the Accounting and Reporting by Development Stage Enterprises Topic of the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC).

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles permits management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid securities with original maturities of three months or less when acquired, to be cash equivalents.  We had no cash equivalents at May 31, 2010.

Equipment and Depreciation

Equipment is stated at cost.  We intend to depreciate our one piece of equipment (a go-kart) using the straight-line method over its estimated useful life, once placed into service.  Expenditures for additions and improvements are capitalized, while repairs and maintenance costs are expensed as incurred.  The cost and related accumulated depreciation of equipment sold or otherwise disposed of are removed from the accounts and any gain or loss will be recorded in the year of disposal.

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Notes to Financial Statements

Financial Instruments

Our financial instruments consist of cash and accounts payable.  At May 31, 2010, the fair value of our financial instruments approximates book value due to the short-term maturity of the instruments.

Earnings (Loss) per Common Share

We report loss per share using a dual presentation of basic and diluted loss per share.  Basic loss per share excludes the impact of common stock equivalents.  Diluted loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents.  At May 31, 2010, there were no variances between the basic and diluted loss per share as there were no potentially dilutive securities outstanding.

Income Taxes

We account for income taxes as required by the Income Tax Topic of the FASB ASC, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

We have analyzed filing positions in all of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions.  The Company has identified its federal tax return and its state tax return in Colorado as “major” tax jurisdictions, as defined.  We are not currently under examination by the Internal Revenue Service or any other jurisdiction.  The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow.  Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740.

Fiscal Year-end

The Company operates on a May 31 year-end.

(2)  Related Party Transactions

During the period from August 20, 2009 through May 31, 2010, we received office space from our CFO at a rate of $100 per month.  Rent expense totaled $1,000 for the period ended May 31, 2010.  This amount has been recognized as Additional paid-in capital contributed by the CFO for the period ended May 31, 2010.

Effective July 10, 2009, we issued 700,000 shares of our common stock to our founder/president in exchange for the acquisition by the Company of all of the rights, title and interest in and to the Full Throttle Indoor Kart Racing Business and Capital Formation Plan that he had prepared. The transaction was recorded at fair value, as determined by the Board of Directors, totaling $510.

Effective August 20, 2009, we issued 150,000 shares of our common stock to our CFO in exchange for provision of general financial services in the capacity of CFO of Full Throttle Indoor Kart Racing Inc during the development and initial start-up of the company. The transaction was recorded at fair value, as determined by the Board of Directors, totaling $1,500.

Full Throttle Indoor Kart Racing, Inc.
(A Development Stage Company)
Notes to Financial Statements

During March and April 2010, we sold 150,000 shares of our common stock to four directors for $25,000 each ($.1667 per share), resulting in total proceeds of $100,000.

(3)    Shareholders’ Equity

On July 11, 2009, we issued 150,000 shares of our common stock to our attorney in exchange for services related to the development of the company. The transaction was recorded at fair value of the services rendered, totaling $1,000.

(4)    Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

May 31,
2010
U.S. Federal statutory graduated rate	15.00%
State income tax rate,
net of federal benefit	3.94%
Permanent differences	-1.71%
Net operating loss for which no tax
benefit is currently available	-17.23%
0.00%

At May 31, 2010, deferred tax assets consisted of a net tax asset of $1,910, due to operating loss carryforwards of $10,086 which was fully allowed for in the valuation allowance of $1,910.  The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery.  The change in the valuation allowance for the period ended May 31, 2010 totaled $1,910.  The current tax benefit also totaled $1,910 for the period ended May 31, 2010.  The net operating loss carryforward expires through the year 2030.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized.  At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should we undergo an ownership change as defined in Section 382 of the Internal Revenue Code, our net tax operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$250
Accounting Fees and Expenses	$7,500
Legal Fees and Expenses	$10,000
Transfer Agent Fees and Expenses	$10,000
Printing	$10,000
Total	$37,750

Item 14.   Indemnification of Directors and Officers.

Pursuant to Article 109 the Colorado Business Corporations Act, as amended, we have included in our articles of incorporation and our bylaws, provisions regarding the indemnification of its officers and directors.

Our bylaws provide, among other things, that the indemnification provided by the bylaws is “intended to be afforded to those persons qualified for such indemnification to the maximum extent permitted by federal law or the laws of the State of Colorado.”

We intend to maintain insurance on behalf of any person who is or was a director or officer of us against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.  Recent Sales of Unregistered Securities

On July 10, 2009, Richard Herrera, the company founder, in consideration for the acquisition by the Company of all of the right, title and interest in and to the rights to the Full Throttle Indoor Kart Racing Business and Capital Formation Plan which he had prepared exchanged for common stock shares of the company.  On May 10, 2010 Richard Herrera was issued 700,000 shares of the Full Throttle Indoor Kart Racing Inc. ™ common stock.

On July 11, 2009 Steve Replin ESQ. agreed to provide services relative to the development of the company for a set fee in exchange for common stock shares Full Throttle Indoor Kart Racing Inc. On May 10, 2010 Steve Replin ESQ was issued 150,000 shares of the Full Throttle Indoor Kart Racing Inc. ™ common stock.

On August 20, 2009 Mr. Lawrence Kopf agreed provide financial services and to serve as the CFO of Full Throttle Indoor Kart Racing Inc during the development and initial start up of the company for a set fee in exchange for common stock shares of Full Throttle Indoor Kart Racing Inc. On May 10, 2010 Lawrence Kopf was issued 150,000 shares of the Full Throttle Indoor Kart Racing Inc. ™ common stock.

On March 1st 2010, four of our Directors each purchased common stock shares of Full Throttle Indoor Kart Racing Inc for $25,000.  On May 10, 2010 these four directors were issued 150,000 shares each at $0.1666 per share.

The Company relied upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 for these transactions.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit Number	Description of the Document

3.1	Articles of Incorporation, as amended
3.2	Bylaws
4.1	Specimen Common Stock certificate (To be filed by Amendment)
4.2	Form of Subscription Agreement
5.1	Opinion of Dennis Brovarone Attorney at Law
10.1	Land Title Guaranty Company Escrow Agreement
14.1	Code of Ethics
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Dennis Brovarone, Attorney at Law (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 17.     Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)  To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, Officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highlands Ranch, Colorado, on June 25, 2010.

Full Throttle Indoor Kart Racing Inc.

By:	/s/ Richard Herrera
Richard Herrera, President/CEO/Principal Executive Officer June 25, 2010

By:	/s/ Lawrence Kopf
Lawrence Kopf, CFO/Principal Financial Officer June 25, 2010

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Herrera and, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and reconstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ RICHARD HERRERA	President / CEO and Director	June 25, 2010
Richard Herrera

/s/ MARK RYAN	Director / Chair	June 25, 2010
Mark Ryan

/s/ LANCE SEDLAK	Director	June 25, 2010
Lance Sedlak

/s/ TIM COUSINEAU	Director / Secretary	June 25, 2010
Tim Cousineau

/s/ WILL SUMNERS	Director / Treasurer	June 25, 2010
Will Sumners